Exhibit 10.2

August 14, 2013

Mr. Larry May
11038 Hildreth Court
Camarillo, CA 93012

Dear Larry:

On behalf of the Board of Directors of NeoStem, Inc. (the “Company”) I would like to thank you for your many years of service to the Company as its Chief Financial Officer and appreciate your willingness to work with the incoming CFO to ensure a smooth transition.

This letter sets forth certain terms that, if you accept the offer, will govern the terms of your continued employment as the Company's Vice President, Strategic Initiatives.

The effective date of your new position shall be August 19, 2013 or such other date as the parties shall agree (your actual start date of employment, the “Commencement Date”). While you will report to Stephen Potter, the Company's Executive Vice President and have such duties and responsibilities as shall be designated to you from time to time and as shall be considered appropriate for your position in business development activities, we expect half of your time be spent working on getting the new CFO up to speed with all matters that were under your oversight as CFO.

You shall continue to work on a full-time basis with travel from time to time. You shall continue to receive your base salary of $235,000. You shall also be entitled to continue to participate in the Company benefits in which you have participated as Chief Financial Officer.

Your employment shall continue to be on an at-will basis. You hereby agree that should you desire to terminate your employment with the Company you will provide it with no less than thirty (30) days' prior written notice. You also shall continue to be bound by the Company's various policies, including but not limited to its Employee Confidentiality, Invention Assignment and Non-Compete Agreement, Statement of Policy on Insider Trading and Policy Regarding Special Trading Procedures and expense reimbursement policies.

Please indicate your acceptance of the foregoing by signing as provided below.

Sincerely,

/s/ Robin Smith
Robin Smith
CEO

Accepted and Agreed:

/s/ Larry May
Larry May

Date: 8/15/13